Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

October 26, 2007

iPath® MSCI India IndexSM ETN

New York, NY (October 26, 2007) - In light of the announced intention of the Securities and Exchange Board of India (“SEBI”) to enact with immediate effect proposed regulations affecting derivative instruments linked to Indian equity securities, and pending further clarification of the nature and impact of such regulations, Barclays Bank PLC announces that it will suspend, with immediate effect, any further issuances, sales from inventory, or lending activities with respect to its iPath® ETNs linked to the MSCI India IndexSM. This suspension may cause fluctuations in the trading value of such iPath® ETNs. Daily redemptions at the option of holders of the iPath® ETNs will not be affected by this suspension.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

© 2007 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.